Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-279108

Prospectus Supplement No. 2

(To Prospectus dated September 23, 2024)

Lotus Technology Inc.

15,037,030 AMERICAN DEPOSITARY SHARES UNDERLYING WARRANTS,

680,957,495 AMERICAN DEPOSITARY SHARES AND

5,486,784 WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 23, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-279108), as amended and supplemented, with the information contained in our Current Report on Form 6-K, furnished with the Securities and Exchange Commission on October 18, 2024. The Prospectus relates to (i) the issuance by Lotus Technology Inc. of up to 15,037,030 Ordinary Shares upon exercise of the Warrants, and (ii) the offer and resale from time to time by the selling securityholders identified in the Prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to (a) 680,957,495 Ordinary Shares (including 5,486,784 Ordinary Shares issuable upon the exercise of the Sponsor Warrants), and (b) up to 5,486,784 Sponsor Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ADSs and Warrants are listed on the Nasdaq Stock Market LLC, or Nasdaq, under the trading symbols “LOT” and “LOTWW,” respectively. On October 17, 2024, the closing price of our ADSs on Nasdaq was $4.58 per share, and the closing price of our Warrants on Nasdaq was $0.30 per warrant.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 18, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-
16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2024

Commission File Number: 001-41970

Lotus Technology Inc.

(Translation of registrant’s name into English)

No. 800 Century Avenue

Pudong District, Shanghai, People’s Republic of China

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒      Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Lotus Technology Announces Delivery Updates of First Nine Months of 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lotus Technology Inc.

By	:	/s/ Alexious Kuen Long Lee
Name	:	Alexious Kuen Long Lee
Title	:	Director and Chief Financial Officer

Date: October 18, 2024

Exhibit 99.1

Lotus Technology Announces Delivery Updates of First Nine Months of 2024

New York – Oct 17, 2024 – Lotus Technology Inc. (“Lotus” or the “Company”), a leading global intelligent and luxury mobility provider, today announced its preliminary vehicle delivery results for the first nine months of 2024.

Lotus continues to achieve top-rate growth among traditional luxury car brands, delivering 7,543 vehicles1 in the first nine months of 2024, representing a year-on-year increase of 134%. Global allocation in terms of deliveries remained well-distributed, with Europe, China, North America and the Rest of the World regions each contributing about 20-35% of the total deliveries. In the third quarter of 2024, Emeya (GT, Sedan) was delivered to Europe, whilst Eletre (SUV) reached markets including the GCC, Japan and Korea.

In September, Lotus revealed Eletre Carbon, a high-performance variant tailored for the North America market with a starting price of $229,900. The deliveries of Eletre Carbon is expected to commence in the first half of 2025. Deliveries of bespoke and collection versions of both Eletre (SUV) and Emeya (GT, Sedan) also commenced in the third quarter.

In September, Lotus unveiled its visionary Theory 1 concept car, a groundbreaking model that redefines the future of driving with its cutting edge technology, bold design, and eco-friendly features.

Note 1: Invoiced deliveries, including commissioned deliveries in US market. The vehicle delivery numbers presented above are derived from reports submitted by our business units. These numbers may differ slightly from the vehicle delivery numbers recorded in the financial accounting and reporting systems to be announced by the Company.

About Lotus Technology Inc.

Lotus Technology Inc. has operations across the UK, the EU and China. The Company is dedicated to delivering luxury lifestyle battery electric vehicles, with a focus on world-class R&D in next-generation automobility technologies such as electrification, digitalisation and more. For more information about Lotus Technology Inc., please visit www.group-lotus.com.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures, including adjusted net loss and adjusted EBITDA in evaluating its operating results and for financial and operational decision-making purposes. Adjusted net loss represents net loss excluding share-based compensation expenses, and such adjustment has no impact on income tax. Lotus Tech defines adjusted EBITDA as net loss excluding interest income, interest expense, income tax expenses, depreciation of property, equipment and software, and share-based compensation expenses. The Company believes that non-GAAP financial measures help identify underlying trends in its business and enhance the overall understanding of the Company’s past performance and future prospects. The Company also believes that non-GAAP financial measures allow for greater visibility with respect to key metrics used by the Company’s management in its financial and operational decision-making.

Non-GAAP financial measures are not presented in accordance with U.S. GAAP and may be different from non-GAAP methods of accounting and reporting used by other companies. Non-GAAP financial measures have limitations as analytical tools and when assessing the Company’s operating performance, investors should not consider them in isolation, or as a substitute for financial information prepared in accordance with U.S. GAAP. The Company encourages investors and others to review its financial information in its entirety and not rely on a single financial measure. The Company mitigates these limitations by reconciling non-GAAP financial measures to the most comparable U.S. GAAP performance measures, all of which should be considered when evaluating the Company’s performance. For more information on non-GAAP financial measures, please see "Appendix C – Unaudited Reconciliation of GAAP and Non-GAAP Results (Adjusted net loss/Adjusted EBITDA)" set forth at the end of this press release.

Forward-Looking Statements

This press release contains statements that may constitute “forward-looking” statements pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential”, “forecast”, “plan”, “seek”, “future”, “propose” or “continue”, or the negatives of these terms or variations of them or similar terminology although not all forward-looking statements contain such terminology. Forward-looking statements involve inherent risks and uncertainties, including those identified under the heading “Risk Factors” in the Company’s filings with the U.S. Securities and Exchange Commission. All information provided in this press release is as of the date of this press release, and Lotus Tech undertakes no obligation to update any forward-looking statement, except as required under applicable law.

Contact Information

For investor inquiries

Demi Zhang

ir@group-lotus.com